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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Banco Santander, S.A. (formerly named Banco Santander Central Hispano, S.A) of our reports dated June 22, 2007, except for Notes 58 and 59 as to which the date is June 29, 2007 relating to the consolidated financial statements of Banco Santander, S.A. (which report expresses an unqualified opinion and includes an explanatory paragraph stating that the EU-IFRS required to be applied under Bank of Spain’s Circular 4/2004 vary in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”), that the information relating to the nature and effect of such differences is presented in Notes 58 and 59 to the consolidated financial statements of Banco Santander, S.A.), and to the management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 20-F of Banco Santander, S.A. for the year ended December 31, 2006.

January 14, 2008
Madrid, Spain

Deloitte, S.L.